EXHIBIT 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of December 18, 2009 (the "Effective Date"), by and between Heat Biologics, Inc., a Delaware corporation having a place of business at Atlantic Center, 119 Washington Avenue, Suite 401, Miami, FL 33139 (the "Corporation"), and Jeffrey Wolf (the "CEO"), an individual residing at 100 Meridian Avenue, Apt. 242, Miami Beach, FL 33139.

W I T N E S SE T H:

WHEREAS, the Corporation and the CEO desire to set forth the terms and conditions on which, from and after the Effective Date, (i) the Corporation shall employ the CEO, (ii) the CEO shall render services to the Corporation, and (iii) the Corporation shall compensate the CEO for such services;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties agree as follows:

1.

EMPLOYMENT; DUTIES

(a) The Corporation engages and employs the CEO, and the CEO hereby accepts engagement and employment, as Chief Executive Officer and President of the Corporation. The CEO shall perform such services and duties as are normally incident to such positions and are commensurate with the CEO's background, education and professional standing, all as the Board of Directors of the Corporation shall reasonably determine, including but not limited to providing input regarding insurance coverage for directors and officers of the Corporation and in designing executive benefit programs. The Corporation shall also cause the CEO to be elected as a member of its Board of Directors during the term of his employment hereunder.

(b) The CEO shall perform his duties hereunder from the Corporation's principal office; provided, however, that the CEO acknowledges and agrees that the performance by the CEO of his duties hereunder may require some domestic and international travel by the CEO. The Corporation intends that the CEO will be employed in Miami-Dade County, FL.

(c) As of the Effective Date, the CEO is a Partner at Seed-One Ventures, LLC ("Seed-One") and devotes at least 50% of his time to Seed-One and Seed-One portfolio companies. The CEO hereby represents and warrants that these activities do not compete with the Corporation's business as defined in Paragraph 5 below. Within 60 days of the closing of the Corporation's Series B Convertible Preferred Stock Financing, the CEO shall devote his full time and efforts to the Corporation. Until such time that the CEO begins devoting his full time and efforts to the Corporation, the CEO will not be paid any salary under this Agreement and will not be eligible for bonuses hereunder.

(d) The Corporation recognizes that CEO is a Partner at Seed-One and, subject to the other provisions of this Agreement, may continue to serve as a Partner at Seed-One, advise Seed-One and serve on Seed-One boards that do not compete with the Corporation as defined in Paragraph 5 below.

2.

TERM

The Corporation hereby employs the CEO, and the CEO hereby agrees to serve in such capacity, for the period beginning on the Effective Date and ending on the date on which the Employee's employment is terminated in accordance with paragraph 7 below (the "Employment Period").

3.

COMPENSATION

(a) Subject to the terms and conditions of this Agreement, as compensation for the performance of his duties on behalf of the Corporation, the CEO shall be compensated as follows:

(i) Upon such date that (a) the Corporation has closed its Series B Preferred Stock Financing; and (b) the CEO begins devoting 100% of his time to the Corporation (the "Compensation Date"), the Corporation shall pay the CEO a base salary at the rate of $250,000 per annum (the "Base Salary") payable no less frequently than monthly in arrears on or before the first day of each succeeding month. Prior to that time, the CEO shall not be paid a salary or receive benefits from the Corporation.

(ii) Promptly after the end of the first anniversary of the Compensation Date, the CEO shall be paid a guaranteed performance bonus (the "Guaranteed Performance Bonus") of at least $25,000 (the "First Year Bonus"). Promptly after the end of the second anniversary of the Compensation Date, the CEO shall be paid a performance bonus of at least $50,000 (the "Second Year Bonus"). Promptly after the end of the third anniversary of the Compensation Date, the CEO shall be paid a performance bonus of at least $75,000 (the "Third Year Bonus"). In addition, the Board may, in its sole discretion, award the CEO a performance bonus (the "Performance Bonus") equal to up to 50% of his then outstanding Base Salary at the end of each year. The Corporation and the CEO shall use their best efforts to agree upon the performance milestones for the first year of the CEO's employment by the Corporation, and shall use best efforts to agree upon the performance milestones for subsequent years on or before the commencement of such year.

(iii) Subject to the terms of this Agreement and the CEO's continued service to the Corporation, the Board will approve:

(A) Concurrent with the execution of this Agreement, the CEO shall be entitled to receive an option to purchase up to 25,219 shares of the common stock of the Corporation (the "Common Stock") at an exercise price that is intended to be not less than the fair market value of the underlying Common Stock on the date of grant, as determined by the Board. The terms and conditions of such option, including vesting, shall be governed by a stock option agreement in a form acceptable to the Corporation. The Corporation intends that the stock option described in this Paragraph 2(iv)(A) shall be fully vested as of the date of grant.

(B) Upon the closing of the Corporation's Series B Preferred Stock Financing, the CEO shall be entitled to receive an option to purchase shares of the common stock of the Corporation (the "Common Stock") equal to 5% of the fully diluted equity of the Corporation at the time of the closing of such financing to vest monthly over a 36 month period at an exercise price that is intended to be not less than the fair market value of the underlying Common Stock on the date of grant as determined by the Board. The terms and conditions of such option shall be governed by a stock option agreement in a form acceptable to the CEO and the Corporation.

(C) The Corporation shall grant the CEO additional stock options equal to 2% of the total fully-diluted equity of the Corporation at an exercise price equal to the then current fair market value of the underlying Common Stock on the date of grant, as determined by the Board, if the Common Stock of the Corporation is traded on a recognized national exchange or NASDAQ and the market capitalization of the Corporation exceeds $250 million for 5 days of longer. The terms and conditions of such option, including vesting, shall be governed by a stock option agreement in a form acceptable to the Corporation.

(vi) The Base Salary and any additional cash bonus payments provided for in this agreement (the "Total Annual Cash Compensation") and the CEO's additional participation in the Corporation's 2009

Stock Incentive Plan and other items of the compensation package contemplated in this Agreement shall be reviewed by the Corporation at the end of each year of the CEO's employment but with no obligation to effect an increase in the Total Annual Cash Compensation paid to the CEO or to grant additional options to purchase common stock of the Corporation, provided that in no event shall the Base Salary or the Total Annual Cash Compensation be decreased.

(vii) The Corporation shall withhold all applicable federal, state and local taxes, social security and workers' compensation contributions and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the CEO pursuant to this Paragraph 3(a).

(b) The Corporation shall reimburse the CEO for all reasonable expenses incurred by the CEO in furtherance of the business and affairs of the Corporation against receipt by the Corporation of appropriate vouchers or other proof of the CEO's expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Board of Directors of the Corporation.

(c) The CEO shall be entitled to accrue paid vacation at the rate of 15 business days per annum, plus all the appropriate Corporation holidays. The CEO may carry over up to 5 days of accrued but unused vacation each year, but at no time shall the CEO have more than 20 business days of accrued but unused vacation. Upon termination of his employment, CEO shall be paid accrued but unpaid vacation in accordance with the Corporation's vacation policy.

(d) The Corporation shall also provide to the CEO and his family medical benefits at the Corporation's expense. The CEO shall also be entitled to all other benefits generally made available to the Corporation's senior executive officers from ·time to time.

4. REPRESENTATIONS AND WARRANTIES BY THE CEO AND CORPORATION

The CEO hereby represents and warrants to the Corporation that CEO has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the CEO enforceable against him in accordance with its terms.

The Corporation hereby represents and warrants to the CEO as follows:

(a) The Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently contemplated.

(b) The Corporation has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder.

(c) The execution, delivery and performance by the Corporation of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or bylaws of the Corporation, or any agreement or instrument to which the Corporation is a party or by which the Corporation of any of its properties may be bound or affected.

5. NON-COMPETITION

5.1 (a) The CEO understands and recognizes that his services to the Corporation are special and unique and agrees that during the term of this Agreement and during the NonCompete period, he shall not in any manner, directly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business developing cancer vaccine technologies similar to the technologies under development by the Corporation, either as an individual for his own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director, employee or shareholder of any Person. Recognizing that the Corporation intends to operate on a worldwide basis, these restrictions shall apply to the entire world (or if that is deemed by a court of competent jurisdiction to be unreasonable, then to North America, the European Union and Japan, and if that is deemed unreasonable, then to North America alone) .. The CEO agrees and acknowledges that the time limitation on the restrictions in this Paragraph 5, combined with the geographic scope, is reasonable. The CEO also acknowledges and agrees that Paragraph 5 is reasonably necessary for the protection of the Corporation, that through his employment the CEO shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Corporation's business value which will be imparted to the CEO.

(b) During the Non-Compete Period, the CEO shall not interfere with or disrupt or attempt to disrupt the Corporation's business relationship with any of its customers, affirmatively suggest or propose that any of the employees of the Corporation leave such employment, or retain, help retain, or participate in retaining employees of the Corporation.

(c) The Non-Compete Period shall mean the period of time beginning on the date of the CEO's termination and ending nine (9) calendar months following such termination.

(d) In the event that the CEO breaches any provisions of this Paragraph 5 or there is a threatened breach of this Paragraph 5, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Paragraph 5, the CEO shall not argue as a defense that there is an adequate remedy at law nor shall the Corporation be prevented from seeking any other remedies which may be available.

6. INVENTIONS ASSIGNMENTS; CONFIDENTIAL INFORMATION

All inventions, improvements, ideas, names, patents, trademarks, copyrights, and innovations (including all data and records pertaining thereto), whether or not reduced to writing, which the CEO may originate, make or conceive during the term of his employment and for a period of three (3) months thereafter, either alone or with others and whether or not during working hours or by the use of facilities of the Corporation (except as may be originated made or conceived in connection with his consulting obligations pursuant to Paragraph 1 (c) of this Agreement), and which relate to or are or may likely be useful in connection with the business or contemplated business of the Corporation shall be the exclusive property of the Corporation.

The CEO agrees that during the course of his· employment or at any time after termination, he will not disclose or make accessible to any other person, the Corporation's products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation or any of its clients. The

CEO agrees: (i) not to use any such information for himself or others; and (ii) not to take any such material or reproductions thereof from the Corporation's facilities at any time during his employment by the Corporation, except as required in the CEO's duties to the Corporation. The CEO agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment. The foregoing notwithstanding, the parties acknowledge and agree that the confidential and proprietary information of the Corporation and/or its clients shall not include the following: (a) information already in the public domain or hereafter disclosed to the public through no fault of the CEO; including but not limited to knowledge of (i) the business of other companies in the field, (ii) general business methods and structures useful in operating biomaterials companies, (iii) the status of patents and other technology in the field other than those of the Corporation; (b) general knowledge about the biomaterials field obtained through the CEO's academic experience, or (c) specific ideas and projections of the biomaterials field's evolution.

Except with prior written authorization by the Corporation, the CEO agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or after his employment with the Corporation.

7.

TERMINATION

(a) Subject to Paragraph 2 above, the CEO's employment hereunder shall begin on the Effective Date and shall continue thereafter until terminated upon the first to occur of the following events:

(i) the death of the CEO or the Disability of the CEO, as defined below; or

(ii) termination by the Board of Directors of the Corporation, either with or without Cause (as defined below); or

(iii) voluntary resignation by the CEO after providing the Corporation with at least thirty days prior written notice.

(b) Upon termination pursuant to clause (a)(i) above and provided that the CEO (or his estate) first executes and does not revoke a release and settlement agreement in the form acceptable to the CEO and the Corporation releasing the Corporation from all claims arising from his employment within sixty (60) days of his termination, the CEO (or his estate in the event of termination as a result of the death of the CEO) shall immediately be entitled to receive six (6) months salary and any other compensation or benefits required under applicable law. In addition, such number of options to purchase shares that would have vested upon the next anniversary date of the Effective Date shall immediately vest.

(c) Upon termination pursuant to clause (a)(ii) for any reason other than for Cause (as defined below) and provided that the CEO first executes and does not revoke a release and settlement agreement in the form acceptable to the CEO and the Corporation releasing the Corporation from all claims related to his employment within sixty (60) days of his termination, the CEO shall immediately be entitled to receive twelve (12) months salary and any other compensation or benefits required under applicable law. In addition, all Restricted Shares, Common Stock and options to purchase Common Stock that would have vested through shall immediately vest.

(d) "Disability" of the CEO shall be deemed to have occurred if the CEO, by virtue of any injury, sickness, or physical condition is unable to perform substantially and continuously the duties assigned to him hereunder for more than sixty (60) consecutive or non-consecutive days out of any consecutive twelve (12) month period, exclusive of any accrued vacation.

(e) Upon termination by the Corporation during the Initial or any renewal Term pursuant to clause (a)(ii) with Cause or upon the voluntary resignation of the CEO pursuant to clause (a)(iii), such termination shall be effective immediately or on the effective date of the CEO's notice, as the case may be, and the CEO will be paid all accrued but unpaid salary due as of the Termination Date, which has not been paid to him.

(f) For purposes of this Agreement, "Cause" shall mean the unlawful conduct of the CEO constituting a felony under the law or dishonest conduct of the CEO involving" moral turpitude or causing material harm to the Corporation; willful, reckless or grossly negligent misconduct; or insubordination which is injurious to, or is reasonably likely to be injurious to, the Corporation, monetarily or otherwise, and which continues after written notice thereof by the Board of Directors.

8. NOTICES

All notices required to be given pursuant to this Agreement shall be in writing and shall be deemed given if personally delivered to the other party or if sent by the United States Mail, certified mail/return receipt requested, postage pre-paid or by a nationally recognized overnight carrier service, delivery charges prepaid. All such notices shall be addressed to the receiving party at the address set forth in the opening paragraph of this Agreement or such other address as such be provided by written notice pursuant to this Paragraph 8.

9. SEVERABILITY OF PROVISIONS.

If any provision of this Agreement shall be declared ' by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

10. ENTIRE AGREEMENT; MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11. BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon the CEO and his heirs and legal representatives. This Agreement constitutes a personal service agreement, and the performance of the CEO's obligations hereunder may not be transferred, delegated or assigned by the CEO.

12. NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

13. GOVERNING LAW; WAIVER OF JURY TRIAL

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida without regard to principles of conflict of laws. Any and all disputes, claims or controversies of any kind between the parties arising from or relating in any way to this Agreement or the interpretation, breach, termination, validity, or existence hereof, shall be finally settled by binding arbitration held in Miami, Florida, in accordance with the Employment Arbitration Rules of the American Arbitration Association. The arbitration shall take place before a single arbitrator appointed by the American Arbitration Association. With respect to any judgment, award, order or similar findings (including, without limitation, interim awards) of such arbitrators, the parties hereby agree that such judgment, award, order or similar findings shall be final and binding on the parties and shall not be subject to appeal by either party. Judgment upon any judgment, award, order or similar findings of the arbitrators (including, without limitation, interim awards) made in connection with this Paragraph 13 may be entered in any court having jurisdiction over such judgment, award, order or similar findings, or over either of the parties or any of their respective assets, and application may be made to such court for confirmation, enforcement, and/or execution of such judgment, award, order or similar findings. The parties irrevocably waive all right to a trial by jury in any suit, action, or other proceeding hereafter instituted by or against such party in respect of its obligations hereunder or the transactions contemplated hereby.

14. ATTORNEYS FEES, COSTS.

In the event a party breaches this Agreement, the breaching party shall pay all reasonable costs and attorneys' fees incurred by the other party in connection with such breach, whether or not any litigation is commenced.

15. INDEMNIFICATION.

As additional consideration for the CEO's agreement to perform the duties outlined herein, the CEO shall be indemnified and held harmless by the Corporation for any activity in any suit brought against him for actions undertaken on behalf of the Corporation to the maximum extent provided by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Heat Biologics, Inc.

By:	Michael Kharitonov, Ph.D.

Signature:	/s/ Michael Kharitonov

Title:	Heat Biologics Board of Directors and Member of Compensation Committee

By:	John Monahan, Ph.D.

Signature:	/s/ John Monahan

Title:	Heat Biologics Board of Directors and Member of Compensation Committee

CEO

/s/ Jeffrey Wolf
Jeffrey Wolf